Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 27, 2022

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank, announced its unaudited, consolidated financial results for the three and six month periods ended June 30, 2022.

Unaudited Financial Information

Net income for the quarter ended June 30, 2022 was $7.7 million, or $1.35 diluted earnings per share, compared to $5.7 million, or $1.13 diluted earnings per share, for the quarter ended June 30, 2021.  The $2.0 million, or 35%, improvement in net income resulted from the $4.8 million increase in net interest income which more than offset a $1.9 million increase in non-interest expenses, $0.3 million less in non-interest income and $0.2 million higher provision for loan losses.  Diluted earnings per share increased by $0.22 per share, or 19%, due to the higher net income.

“Fidelity Bank had a very strong first half of 2022,” stated Daniel J. Santaniello, President and Chief Executive Officer. “The Company meaningfully improved net interest income and net interest margin, produced robust organic loan growth, maintained excellent asset quality, and expenses remained well controlled. The continued growth is reflective of the Fidelity Bankers’ commitment to building relationships and partnering with clients to achieve mutual financial success.”

For the six months ended June 30, 2022, net income was $15.2 million, or $2.67 diluted earnings per share, compared to $11.4 million, or $2.26 diluted earnings per share, for the six months ended June 30, 2021.  The $3.8 million, or 34% improvement in net income stemmed from the $8.6 million improvement in net interest income partially offset by $1.3 million less non-interest income and $3.1 million higher non-interest expenses.

The acquisition of Landmark Bancorp, Inc. (“Landmark”) during the third quarter of 2021 resulted in growth in the Company’s earning assets which contributed to net interest income growth.  The Company continued to operate three community banking offices acquired from Landmark which increased operating expenses.

Consolidated Second Quarter Operating Results Overview

Net interest income was $18.1 million for the second quarter of 2022, a 36% increase over the $13.3 million earned for the second quarter of 2021.  The $4.8 million improvement in net interest income resulted primarily from a $472.8 million increase in the average balance of interest-earning assets supplemented by a 21 basis point increase in fully-taxable equivalent yields on these earning assets.  The loan portfolio had the biggest impact, producing a $3.6 million increase in interest income from $332.3 million in higher average balances.  Interest income in the commercial portfolio increased $2.0 million during the second quarter of 2022 versus the second quarter of 2021, despite recognition of $0.6 million less Small Business Administration ("SBA") fees attributable to Paycheck Protection Program ("PPP") loans over the same time periods.  Accretion of purchase accounting fair value adjustments on acquired loans increased by $0.5 million over the same time periods.  Interest income from the investment portfolio grew $1.3 million from $249.0 million in increased average balances.  Interest expense grew $0.1 million due to an increase of $339.5 million in average interest-bearing liabilities partially mitigated by a four basis point decrease in rates paid on interest-bearing liabilities.

The overall cost of interest-bearing liabilities was 0.23% for the second quarter of 2022, a decrease of four basis points from the 0.27% paid for the second quarter of 2021.  The cost of funds decreased three basis points to 0.17% for the second quarter of 2022 from 0.20% for the second quarter of 2021.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.27% for the second quarter of 2022, up 25 basis points from the 3.02% recorded for the second quarter of 2021.  FTE net interest margin increased by 24 basis points to 3.34% for the three months ended June 30, 2022 from 3.10% for the same 2021 period due to the increase in yields on interest-earning assets as rates on interest-bearing liabilities declined.

As of June 30, 2022, the outstanding SBA PPP loan balances totaled $2.5 million.  Total PPP loans generated approximately $9.4 million of SBA processing fees, net of origination expenses, of which $9.3 million was earned to date with $0.5 million and $1.1 million recognized during the three months ended June 30, 2022 and 2021, respectively.  The $0.1 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

The provision for loan losses was $0.5 million for the second quarter of 2022, a $0.2 million increase compared to $0.3 million for the second quarter of 2021.  The increase in the provision compared to the quarter ended June 30, 2021 was due to the higher provisioning required for experienced loan growth in the second quarter of 2022 compared to the year earlier period. This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income decreased $0.3 million, or 7%, to $4.3 million for the second quarter of 2022 compared to $4.6 million for the second quarter of 2021.   The decrease in non-interest income was attributable to the decline in residential mortgage activity stemming from increased mortgage rates which lowered the level of gains by $0.7 million during the second quarter of 2022 compared to the same 2021 period.  The Company also recorded $0.2 million less service charges on loans primarily from this decline in mortgage activity.  Partially offsetting these decreases was $0.3 million higher service charges on deposits primarily from increased overdraft activity, $0.1 million higher mortgage servicing fees and $0.1 million in additional wealth management fees.

Non-interest expenses increased $1.9 million, or 18%, for the second quarter of 2022 to $12.8 million from $10.9 million for the same quarter of 2021.  Non-interest expenses would have increased another $0.4 million if not for merger-related expenses incurred in the second quarter of 2021.  The increase was due to the $1.6 million higher salaries and employee benefits primarily due to 14 additional full-time equivalent employees and higher employee benefit expenses.  Additionally, the Company experienced increases in premises and equipment expenses of $0.3 million and $0.2 million in advertising and marketing expenses.

The provision for income taxes increased $0.4 million during the second quarter of 2022 due to higher income before taxes compared to the second quarter of 2021.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $35.4 million for the six months ended June 30, 2022 compared to $26.8 million for the six months ended June 30, 2021.  The $8.6 million, or 32%, improvement was the result of earnings from a larger average balance of interest-earning assets.  The loan portfolio had the biggest impact, producing $5.8 million more interest income from $318.9 million in higher average balances.  Interest income in the commercial portfolio increased $3.0 million during the six months ended June 30, 2022 compared to the same 2021 period, despite recognition of $1.7 million less SBA fees attributable to PPP loans over the same time periods.  Interest income from investments increased $2.9 million from a $296.3 million larger average balance in the portfolio. On the funding side, interest expense increased by $0.1 million due to a larger average balance of interest-bearing deposits.  FTE net interest spread was 3.19% for the first half of 2022, or four basis points higher than the 3.15% recorded for the first half of 2021.  Over the same time period, the Company’s FTE net interest margin increased by two basis points to 3.26% from 3.24%.

For the six months ended June 30, 2022, the provision for loan losses was $1.1 million relatively unchanged from the same 2021 period as the increased provisioning needed for higher loan growth was offset by a $0.4 million specific reserve incurred during the prior year that was not required in the current year.  This amount of provisioning was respective to the loan growth achieved during 2022 and reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the six months ended June 30, 2022 was $8.8 million, a decrease of $1.3 million, or 13%, from $10.1 million for the six months ended June 30, 2021.  The decrease in other income was primarily due to $2.3 million lower gains on loan sales and $0.3 million less service charges on loans due primarily to a decline in residential mortgage activity.  Partially offsetting these decreases were increases as follows: $0.5 million in service charges on deposits, $0.2 million in trust fiduciary fees and $0.2 million in interchange fees.

Non-interest expenses increased to $25.4 million for the six months ended June 30, 2022, an increase of $3.1 million, or 14%, from $22.3 million for the six months ended June 30, 2021.  Non-interest expenses would have increased another $1.3 million if not for merger-related expenses of $0.9 million and a FHLB prepayment penalty of $0.4 million incurred in the second quarter of 2021.  The largest driver of this increase was a $3.1 million increase in salaries and employee benefit expenses.  In addition, there was $0.6 million more premises and equipment expenses and $0.2 million higher PA shares tax expense. These increases were partially offset by $0.2 million less advertising and marketing expenses.

The provision for income taxes increased $0.5 million during first half of 2022 compared to the same 2021 period due to the higher income before taxes.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets remained at $2.4 billion as of June 30, 2022, relatively unchanged from December 31, 2021.  Growth in the loan portfolio of $29 million was offset by a reduction of the investment portfolio by $64 million due to recording net unrealized losses resulting from the significantly higher interest rates in intermediate to long-term U.S. Treasury interest rates through the first half of 2022.  Partially offsetting the decrease in the investment portfolio was the $16 million increase in deferred tax assets due to the unrealized losses in the investment portfolio.  During the same time period, total liabilities increased $45 million, or 2%.  Deposit growth of $48 million was used to fund loan growth with the excess increasing cash balances.  During the second quarter of 2022, the Company accepted $52 million from various wealth managed trust accounts into a bank pledged money market account which increased total deposits.

Shareholders’ equity decreased $49.1 million, or 23%, to $162.6 million at June 30, 2022 from $211.7 million at December 31, 2021.   The decrease was caused by a $61.1 million, after tax, reduction in accumulated other comprehensive income from net unrealized losses recorded in the investment portfolio stemming from the increase in intermediate to long-term U.S. Treasury interest rates.  At June 30, 2022, there were no securities identified with credit-related, other-than-temporary impairment losses.  During the second quarter of 2022, the Company acquired treasury stock totaling $0.4 million which further reduced shareholders' equity.  Partially offsetting these decreases, retained earnings improved from net income of $15.2 million, partially offset by $3.8 million in cash dividends paid to shareholders.  An additional $1.0 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also partially offset the decrease in shareholders' equity.   Accumulated other comprehensive income (loss) is excluded from regulatory capital ratios.  The Company remains well capitalized with Tier 1 capital at 8.43% of total average assets as of June 30, 2022.  Total risk-based capital was 14.30% of risk-weighted assets and Tier 1 risk-based capital was 13.21% of risk-weighted assets as of June 30, 2022.  Tangible book value per share was $24.99 at June 30, 2022 compared to $33.68 at December 31, 2021.

Asset Quality

Total non-performing assets were $4.7 million, or 0.20% of total assets, at June 30, 2022, compared to $6.4 million, or 0.27% of total assets, at December 31, 2021.  Past due and non-accrual loans to total loans were 0.30% at June 30, 2022 compared to 0.34% at December 31, 2021.  Net charge-offs to average total loans decreased to 0.01% at June 30, 2022 compared to 0.04% at December 31, 2021.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank (“Fidelity Bank”).  Fidelity Bank operates 22 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with a limited production commercial office in Luzerne County and a Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via digital services, and digital account opening offered through online banking at bankatfidelity.com and the mobile app.  Additionally, Fidelity Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 3,100 hours of volunteer time and over $1.8 million in donations to non-profit organizations directly within the markets served throughout 2021.  The Company continues its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2022 and 2021.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and any other pandemic, epidemic or other health-related crisis and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;
■	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
■	the impact of new or changes in existing laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance and their application with which the Company and its subsidiaries must comply;
■	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
■	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
■	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
■	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
■	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

■

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

■	technological changes;
■	the interruption or breach in security of our information systems, continually evolving cybersecurity and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;
■	acquisitions and integration of acquired businesses;
■	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
■	inflation, securities markets and monetary fluctuations and volatility;
■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	acts of war or terrorism;
■	disruption of credit and equity markets; and
■	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$109,125	$96,877
Investment securities	674,833	738,980
Restricted investments in bank stock	3,622	3,206
Loans and leases	1,494,316	1,464,855
Allowance for loan losses	(16,590)	(15,624)
Premises and equipment, net	30,855	29,310
Life insurance cash surrender value	53,383	52,745
Goodwill and core deposit intangible	21,360	21,570
Other assets	44,036	27,185

Total assets	$2,414,940	$2,419,104

Liabilities
Non-interest-bearing deposits	$610,987	$590,283
Interest-bearing deposits	1,606,637	1,579,582
Total deposits	2,217,624	2,169,865
Short-term borrowings	10	-
Secured borrowings	7,736	10,620
Other liabilities	26,951	26,890
Total liabilities	2,252,321	2,207,375

Shareholders' equity	162,619	211,729

Total liabilities and shareholders' equity	$2,414,940	$2,419,104

Average Year-To-Date Balances:	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$82,130	$146,986
Investment securities	714,453	568,785
Restricted investments in bank stock	3,384	3,181
Loans and leases	1,475,038	1,299,960
Allowance for loan losses	(16,205)	(16,100)
Premises and equipment, net	30,201	28,956
Life insurance cash surrender value	53,119	48,570
Goodwill and core deposit intangible	21,460	12,180
Other assets	35,310	23,069

Total assets	$2,398,890	$2,115,587

Liabilities
Non-interest-bearing deposits	$589,760	$517,599
Interest-bearing deposits	1,585,626	1,376,364
Total deposits	2,175,386	1,893,963
Short-term borrowings	104	97
Secured borrowings	10,111	9,122
FHLB advances	-	848
Other liabilities	27,087	22,322
Total liabilities	2,212,688	1,926,352

Shareholders' equity	186,202	189,235

Total liabilities and shareholders' equity	$2,398,890	$2,115,587

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six months ended
	Jun. 30, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Interest income
Loans and leases	$15,500	$11,950	$30,275	$24,458
Securities and other	3,565	2,217	6,969	4,049

Total interest income	19,065	14,167	37,244	28,507

Interest expense
Deposits	(950)	(841)	(1,772)	(1,705)
Borrowings and debt	30	-	(35)	(26)

Total interest expense	920	841	1,807	1,731

Net interest income	18,146	13,326	35,438	26,776

Provision for loan losses	(525)	(300)	(1,050)	(1,100)
Non-interest income	4,256	4,577	8,810	10,093
Non-interest expense	(12,800)	(10,851)	(25,454)	(22,307)

Income before income taxes	9,077	6,752	17,744	13,462

Provision for income taxes	(1,412)	(1,056)	(2,556)	(2,099)
Net income	$7,664	$5,696	$15,187	$11,363

	Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
Interest income
Loans and leases	$15,500	$14,775	$15,614	$15,359	$11,950
Securities and other	3,565	3,403	3,174	2,814	2,217

Total interest income	19,065	18,178	18,788	18,173	14,167

Interest expense
Deposits	(950)	(822)	(873)	(878)	(841)
Borrowings and debt	30	(65)	(37)	(121)	-

Total interest expense	920	887	910	999	841

Net interest income	18,146	17,291	17,878	17,174	13,326

Provision for loan losses	(525)	(525)	(450)	(450)	(300)
Non-interest income	4,256	4,554	4,185	4,009	4,577
Non-interest expense	(12,800)	(12,654)	(12,614)	(15,185)	(10,851)

Income before income taxes	9,077	8,666	8,999	5,548	6,752

Provision for income taxes	(1,412)	(1,144)	(1,213)	(689)	(1,056)
Net income	$7,664	$7,522	$7,786	$4,859	$5,696

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
Assets
Cash and cash equivalents	$109,125	$97,403	$96,877	$167,386	$170,064
Investment securities	674,833	711,583	738,980	686,926	554,955
Restricted investments in bank stock	3,622	3,231	3,206	3,321	3,231
Loans and leases	1,494,316	1,479,114	1,464,855	1,435,997	1,134,158
Allowance for loan losses	(16,590)	(16,081)	(15,624)	(15,601)	(15,245)
Premises and equipment, net	30,855	31,336	29,310	29,406	27,615
Life insurance cash surrender value	53,383	53,065	52,745	52,417	44,858
Goodwill and core deposit intangible	21,360	21,462	21,570	21,678	8,613
Other assets	44,036	39,661	27,185	30,269	20,984

Total assets	$2,414,940	$2,420,774	$2,419,104	$2,411,799	$1,949,233

Liabilities
Non-interest-bearing deposits	$610,987	$599,497	$590,283	$586,952	$491,051
Interest-bearing deposits	1,606,637	1,610,508	1,579,582	1,576,498	1,266,609
Total deposits	2,217,624	2,210,005	2,169,865	2,163,450	1,757,660
Short-term borrowings	10	-	-	-	-
Secured borrowings	7,736	10,572	10,620	16,885	-
Other liabilities	26,951	24,954	26,890	25,895	19,388
Total liabilities	2,252,321	2,245,531	2,207,375	2,206,230	1,777,048

Shareholders' equity	162,619	175,243	211,729	205,569	172,185

Total liabilities and shareholders' equity	$2,414,940	$2,420,774	$2,419,104	$2,411,799	$1,949,233

Average Quarterly Balances:	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
Assets
Cash and cash equivalents	$69,086	$95,319	$117,746	$185,835	$171,968
Investment securities	693,121	736,021	725,977	640,900	489,424
Restricted investments in bank stock	3,538	3,228	3,246	3,430	3,152
Loans and leases	1,482,629	1,467,362	1,452,676	1,430,142	1,150,286
Allowance for loan losses	(16,441)	(15,966)	(15,857)	(18,716)	(15,285)
Premises and equipment, net	31,091	29,301	29,399	31,381	27,502
Life insurance cash surrender value	53,277	52,960	52,635	52,285	44,751
Goodwill and core deposit intangible	21,405	21,517	21,632	9,579	8,648
Other assets	40,878	29,679	26,679	23,420	20,593

Total assets	$2,378,584	$2,419,421	$2,414,133	$2,358,256	$1,901,039

Liabilities
Non-interest-bearing deposits	$593,121	$586,363	$585,899	$579,629	$464,818
Interest-bearing deposits	1,579,150	1,592,173	1,575,844	1,522,149	1,249,347
Total deposits	2,172,271	2,178,536	2,161,743	2,101,778	1,714,165
Short-term borrowings	206	-	-	68	177
Secured borrowings	9,644	10,584	16,053	20,140	-
FHLB advances	-	-	-	49	-
Other liabilities	27,164	27,008	27,410	23,798	19,026
Total liabilities	2,209,285	2,216,128	2,205,206	2,145,833	1,733,368

Shareholders' equity	169,299	203,293	208,927	212,423	167,671

Total liabilities and shareholders' equity	$2,378,584	$2,419,421	$2,414,133	$2,358,256	$1,901,039

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
Selected returns and financial ratios
Basic earnings per share	$1.35	$1.33	$1.38	$0.86	$1.14
Diluted earnings per share	$1.35	$1.32	$1.37	$0.85	$1.13
Dividends per share	$0.33	$0.33	$0.33	$0.30	$0.30
Yield on interest-earning assets (FTE)*	3.50%	3.34%	3.40%	3.40%	3.29%
Cost of interest-bearing liabilities	0.23%	0.22%	0.23%	0.26%	0.27%
Cost of funds	0.17%	0.16%	0.17%	0.19%	0.20%
Net interest spread (FTE)*	3.27%	3.12%	3.17%	3.14%	3.02%
Net interest margin (FTE)*	3.34%	3.18%	3.24%	3.22%	3.10%
Return on average assets	1.29%	1.26%	1.28%	0.82%	1.20%
Return on average equity	18.16%	15.01%	14.79%	9.07%	13.63%
Return on average tangible equity*	20.79%	16.78%	16.49%	9.50%	14.37%
Efficiency ratio (FTE)*	55.45%	56.21%	55.52%	69.79%	59.01%
Expense ratio	1.44%	1.36%	1.38%	1.88%	1.32%

	Six months ended
	Jun. 30, 2022	Jun. 30, 2021
Basic earnings per share	$2.68	$2.28
Diluted earnings per share	$2.67	$2.26
Dividends per share	$0.66	$0.60
Yield on interest-earning assets (FTE)*	3.42%	3.44%
Cost of interest-bearing liabilities	0.23%	0.29%
Cost of funds	0.17%	0.21%
Net interest spread (FTE)*	3.19%	3.15%
Net interest margin (FTE)*	3.26%	3.24%
Return on average assets	1.28%	1.24%
Return on average equity	16.45%	13.68%
Return on average tangible equity*	18.59%	14.43%
Efficiency ratio (FTE)*	55.82%	59.06%
Expense ratio	1.40%	1.34%

Non-GAAP Measures	Three Months Ended		Six months ended
(dollars in thousands except per share data)	Jun. 30, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Net income	$7,664	$5,696	$15,187	$11,363
Merger-related expenses, net of income taxes	-	375	-	890
FHLB prepayment penalty, net of income taxes	-	-	-	291
Adjusted net income*	$7,664	$6,071	$15,187	$12,544
Adjusted basic earnings per share*	$1.35	$1.22	$2.68	$2.51
Adjusted diluted earnings per share*	$1.35	$1.21	$2.67	$2.49
Interest income adjustment to FTE*	$682	$487	$1,350	$903
Adjusted return on average assets*	1.29%	1.28%	1.28%	1.37%
Adjusted return on average tangible equity*	20.79%	15.31%	18.59%	15.94%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
Book value per share	$28.77	$30.97	$37.50	$36.41	$34.47
Tangible book value per share*	$24.99	$27.17	$33.68	$32.57	$32.74
Equity to assets	6.73%	7.24%	8.75%	8.52%	8.83%
Allowance for loan losses to:
Total loans	1.11%	1.09%	1.09%	1.12%	1.35%
Non-accrual loans	5.17x	6.97x	5.30x	5.68x	4.81x
Non-accrual loans to total loans	0.21%	0.16%	0.20%	0.19%	0.28%
Non-performing assets to total assets	0.20%	0.17%	0.27%	0.25%	0.31%
Net charge-offs to average total loans	0.01%	0.02%	0.04%	0.02%	0.03%

Capital Adequacy Ratios
Total risk-based capital ratio	14.30%	14.18%	14.51%	14.52%	16.27%
Common equity tier 1 risk-based capital ratio	13.21%	13.11%	13.40%	13.38%	15.02%
Tier 1 risk-based capital ratio	13.21%	13.11%	13.40%	13.38%	15.02%
Leverage ratio	8.43%	8.14%	7.94%	7.89%	8.38%

* See non-GAAP Financial Measures above.